EXHIBIT 99.1

        SPX THIRD QUARTER RESULTS AT RISK IN LIGHT OF RECENT EVENTS

MUSKEGON, MI - September 20, 2001 - SPX Corporation (NYSE: SPW) today announced that its third quarter results are at risk based on the negative business impact last week's terrorist events had on its subsidiary, Inrange Technologies.

In a press release today, Inrange said that it expected quarterly results for the period ending September 30, 2001 will be below previous guidance due to the business impact of last week's terrorist events. Inrange expects its third quarter revenues to be between $55 and $63 million and, if airfreight shipments of international orders continue to be delayed, revenues could fall below this range by an additional $4.0 million. This would reduce SPX third quarter earnings by as much as $0.15 per share.

John B. Blystone, Chairman, President and Chief Executive Officer of SPX Corporation said, "The events of last week are incomprehensible. Our prayers go out to the victims, their families and friends as well as those people involved in the search and recovery effort. Customer demand and international shipping restrictions related to the events of September 11 have impacted our Inrange Technologies subsidiary and have put SPX's third quarter results at risk."

The integration of the former United Dominion businesses is ahead of schedule. To date, the company has reduced the work force by 1,200 of the planned 2,000, and is on track to close 49 facilities. Although SPX is still striving to achieve $6.50 per share for 2001, the unpredictability of the industrial markets in the current environment could impact results for the remainder of the year.

SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology and service solutions. The Internet address for SPX Corporation's home page is www.spx.com. Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to the Company's public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," and similar expressions identify forward-looking statements. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.